UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

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USA Technologies, Inc. issued the following press release on May 30, 2014:

FOR IMMEDIATE RELEASE

Contact:
Veronica Rosa
VP Corp. Comm. & Investor Relations
USA Technologies
484-359-2138
vrosa@usatech.com

USA Technologies Sends Letter to Shareholders

MALVERN, PA, May 30, 2014 -- USA Technologies, Inc. (NASDAQ: USAT), (“USAT”), a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries, today issued the following letter to shareholders:

Dear Shareholder:

As we approach our Annual Meeting of Shareholders to be held on June 18, I wanted to share some highlights with you of our encouraging progress on several important fronts.

Your board of directors’ and management team’s top priority has been to drive USA Technologies to profitability, and deliver increased customer and shareholder value. We have executed on a vision that has delivered enhanced governance, market leadership in self-serve retail, and an unmatched and ever-expanding product and service portfolio.  Most importantly, however, we believe that we have delivered a significant financial turnaround to our shareholders, and taken steps that we believe position USA Technologies to achieve our target over the next three to four years of $100 million in revenues and double digit operating margins as we continue to drive connections to our ePort Connect™ service.

•	We achieved profitability for the first time starting with our quarter ended December 31, 2012, and additionally, we have delivered six consecutive quarters of non-GAAP net income through our latest fiscal quarter ended March 31, 2014. By way of comparison, during our quarter ended September 30, 2011, the quarter ended prior to my taking the role as Chairman and CEO, we had a non-GAAP net loss of ($1,800,000) and for our most recent quarter ended March 31, 2014, we had non-GAAP net income of $321,526, a $2.1 million quarterly increase.

•	We achieved GAAP net income for the first time during our 2013 fiscal year of $854,123 as well as GAAP net income for our nine months ended March 31, 2014. In comparison, during our fiscal year ended June 30, 2012, we had a GAAP net loss of ($5,200,000), or a $6.1 million improvement in one year.

•	Due to earnings generated in our fiscal year 2013, and earnings continuing during the nine months of our fiscal year 2014, and what we believe to be the sustainable nature of our recurring revenue service model, in our March 31, 2014 quarter we recognized $26.7 million of deferred tax assets as it became likely that we would utilize these assets as the result of generating future taxable income.

•	Our business has now achieved what we anticipate will be sustainable cash flows from operations. For our fiscal year 2012, we generated just $78,000 of cash flow from operating activities, however, for fiscal year 2013 and for the nine months of fiscal year 2014, we generated $6.0 million and $4.8 million, respectively.

•	USA Technologies and its current board have created significant shareholder value. For example, on March 6, 2012, our shares closed at $.94, and recently, on May 29, 2014, our shares closed at $2.01, representing a 112% increase, a substantial increase in market capitalization—from approximately $30.6 million, to approximately $71.5 million.

Our strategy for growth has been straightforward and consistent—to continue to increase the number of new connections to our ePort Connect™ service—and, to continue to create more value for every connection to our service, for both customers and shareholders.  Strategies in place to achieve these goals have resulted in a host of additions to our comprehensive solutions suite and to a record number of new connections in the first nine months of fiscal 2014.

Having achieved these important goals for profitability, in fiscal 2014 we set our sights on building momentum in important areas of the self-serve retail market based on our view of how those markets would continue to evolve. Our progress included:

•	Increasing the number of connections to our service, from 129,000 as of September 30, 2011, to 244,000 as of March 31, 2014, representing an increase of 89%;

•	Generating the largest portion of our connections from our existing customer base—a base that we believe manages over 2 million potential machines yet to transition to cashless payment;

•	Leveraging USA Technologies’ early start in mobile-based payment services with over 75,000 locations enabled for the Isis mobile payment and “Fifth Purchase Free” program, one of the nation’s largest implementations of a payment and loyalty program utilizing smartphone technologies;

•	New consumer engagement services such as our MORE loyalty program, including the recent introduction of a MORE consumer mobile app utilizing eBeacon™ mobile payment technology powered by Bluetooth Low Energy;

•	Evolution of our ePort Connect service to extend our service capabilities across the vending spectrum. New Integrated Payment Services expands USA Technologies’ growth potential beyond the vending machine level—to micro-markets, dining services and other business segments managed by our vending customers;

•	Important new sales and distribution relationships that allow us to extend our service to other similar markets with ease. For example, in commercial laundry, in fiscal year 2013, we became the exclusive service provider to Setomatic Systems, a relationship that has yielded over 7,500 new connections to our service since that time; and

•	In taxi and transportation, new agreements with systems integrators in this market have extended the reach of our sales and marketing efforts. For example, within just a few months of introducing ePort GO™ for taxi and transportation businesses, our work with the Verizon Wireless’ business to business team has already resulted in an encouraging number of new customers and connections to our service. We are pleased to report that, during the current fiscal year, our direct sales efforts and that of partners like Verizon have yielded over 12,000 achieved or contracted connections in this important new market.

Our innovation on behalf of our customers continues to earn recognition for USA Technologies.  Recently, USA Technologies was honored with the Frost & Sullivan 2014 North American Customer Value Leadership Award in Financial Services and Retail M2M Communications, an award presented to a company that has demonstrated excellence in implementing strategies that proactively create value for its customers. We also earned the top award for the vending category at the 2013 Connected World Value Chain Awards, featuring our value chain partners, Verizon Wireless and Telit Wireless Solutions.

In closing, strong connections, a solid pipeline and a growing list of partners and customers leave us very encouraged about the business.  Consumer preferences continue to shift toward cashless and mobile payment trends are already providing added stimulus.  As a leader in the cashless movement, we believe that USA Technologies has the experience, the knowledge, the people and the vision to take advantage of these opportunities and build on our momentum.

Your board and management cordially invite you to attend our June 18 Annual Meeting of Shareholders. Whether or not you expect to attend the Annual Meeting in person, we strongly encourage you to vote your shares. If you have questions about USA Technologies’ business or the Annual Meeting, please contact investor relations at 1-800-633-0340, or send an email to shareholder@usatech.com.

I want to thank you for your support and hope you share the excitement that I feel for the future of USA Technologies.

Best wishes to you and your family,

Stephen P. Herbert
Chairman and Chief Executive Officer

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements, other than statements of historical fact included in this letter, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USA Technologies or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USA Technologies’ management, as well as assumptions made by and information currently available to USA Technologies’ management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions; the incurrence by us of any unanticipated or unusual non-operating expenses which would require us to divert our cash resources from achieving our business plan; the ability of USA Technologies to predict or estimate its future quarterly or annual revenues and expenses given the developing and unpredictable market for its products; the ability of USA Technologies to retain key customers from whom a significant portion of its revenues are derived; the ability of a key customer to reduce or delay purchasing products from USA Technologies; whether our suppliers would increase their prices, reduce their output or change their terms of sale; whether, and the promptness with which, customers install new connections; whether, and the extent to which, new connections will generate new revenues for USA Technologies in future quarters; the ability of USA Technologies to accurately predict the level of cashless usage on connections that have not yet commenced revenue generation; whether USA Technologies’ customers continue to utilize USA Technologies’ transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days' notice; the ability of USA Technologies to accurately predict future market conditions and customer behavior; and whether customers will increase their purchases of USA Technologies’ products and services in the future. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this letter speaks only as of the date of this letter. Unless required by law, USA Technologies does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Discussion of Non-GAAP Financial Measures

This letter includes the following measure which is defined as a non-GAAP financial measure by the Securities and Exchange Commission: non-GAAP net income (loss). The presentation of this additional financial measure is not intended to be considered in isolation from, or superior to, or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of USA Technologies.

Management believes that non-GAAP net income (loss) is an important measure of USA Technologies’ business. Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that this non-GAAP financial measure serve as a useful metric for our management and investors because it enables a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors’ overall understanding of our current and future financial performance.

Non-GAAP Reconciliation
Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss)

	3Q FY14 3/31/2014	2Q FY14 12/31/2013	1Q FY14 9/30/2013	4Q FY13 6/30/2013	3Q FY13 3/31/2013	2Q FY13 12/31/2012
Net income (loss)	$26,866,526	$409,191	$293,654	$1,677,168	$(1,015,943)	$153,758
Non-GAAP adjustments:
Fair value of warrant adjustment	168,897	37,896	(219,097)	(1,517,384)	1,308,954	403,635
Benefit from reduction of valuation allowances	(26,713,897)
Non-GAAP net income (loss)	$321,526	$447,087	$74,557	$159,784	$293,011	$557,393

	1Q FY12 9/30/2011
Net income (loss)	$(78,954)
Non-GAAP adjustments:
Fair value of warrant adjustment	(1,736,609)
Non-GAAP net income (loss)	$(1,815,563)

USA Technologies, Inc. sent the following letter to its shareholders on May 30, 2014:

May 30, 2014

Dear Shareholder:

As we approach our Annual Meeting of Shareholders to be held on June 18, I wanted to share some highlights with you of our encouraging progress on several important fronts.

Your board of directors’ and management team’s top priority has been to drive USA Technologies to profitability, and deliver increased customer and shareholder value. We have executed on a vision that has delivered enhanced governance, market leadership in self-serve retail, and an unmatched and ever-expanding product and service portfolio.  Most importantly, however, we believe that we have delivered a significant financial turnaround to our shareholders, and taken steps that we believe position USA Technologies to achieve our target over the next three to four years of $100 million in revenues and double digit operating margins as we continue to drive connections to our ePort Connect™ service.

•	We achieved profitability for the first time starting with our quarter ended December 31, 2012, and additionally, we have delivered six consecutive quarters of non-GAAP net income through our latest fiscal quarter ended March 31, 2014. By way of comparison, during our quarter ended September 30, 2011, the quarter ended prior to my taking the role as Chairman and CEO, we had a non-GAAP net loss of ($1,800,000) and for our most recent quarter ended March 31, 2014, we had non-GAAP net income of $321,526, a $2.1 million quarterly increase.

•	We achieved GAAP net income for the first time during our 2013 fiscal year of $854,123 as well as GAAP net income for our nine months ended March 31, 2014. In comparison, during our fiscal year ended June 30, 2012, we had a GAAP net loss of ($5,200,000), or a $6.1 million improvement in one year.

•	Due to earnings generated in our fiscal year 2013, and earnings continuing during the nine months of our fiscal year 2014, and what we believe to be the sustainable nature of our recurring revenue service model, in our March 31, 2014 quarter we recognized $26.7 million of deferred tax assets as it became likely that we would utilize these assets as the result of generating future taxable income.

•	Our business has now achieved what we anticipate will be sustainable cash flows from operations. For our fiscal year 2012, we generated just $78,000 of cash flow from operating activities, however, for fiscal year 2013 and for the nine months of fiscal year 2014, we generated $6.0 million and $4.8 million, respectively.

•	USA Technologies and its current board have created significant shareholder value. For example, on March 6, 2012, our shares closed at $.94, and recently, on May 29, 2014, our shares closed at $2.01, representing a 112% increase, a substantial increase in market capitalization—from approximately $30.6 million, to approximately $71.5 million.

Our strategy for growth has been straightforward and consistent—to continue to increase the number of new connections to our ePort Connect™ service—and, to continue to create more value for every connection to our service, for both customers and shareholders.  Strategies in place to achieve these goals have resulted in a host of additions to our comprehensive solutions suite and to a record number of new connections in the first nine months of fiscal 2014.

Having achieved these important goals for profitability, in fiscal 2014 we set our sights on building momentum in important areas of the self-serve retail market based on our view of how those markets would continue to evolve. Our progress included:

•	Increasing the number of connections to our service, from 129,000 as of September 30, 2011, to 244,000 as of March 31, 2014, representing an increase of 89%;

•	Generating the largest portion of our connections from our existing customer base—a base that we believe manages over 2 million potential machines yet to transition to cashless payment;

•	Leveraging USA Technologies’ early start in mobile-based payment services with over 75,000 locations enabled for the Isis mobile payment and “Fifth Purchase Free” program, one of the nation’s largest implementations of a payment and loyalty program utilizing smartphone technologies;

•	New consumer engagement services such as our MORE loyalty program, including the recent introduction of a MORE consumer mobile app utilizing eBeacon™ mobile payment technology powered by Bluetooth Low Energy;

•	Evolution of our ePort Connect service to extend our service capabilities across the vending spectrum. New Integrated Payment Services expands USA Technologies’ growth potential beyond the vending machine level—to micro-markets, dining services and other business segments managed by our vending customers;

•	Important new sales and distribution relationships that allow us to extend our service to other similar markets with ease. For example, in commercial laundry, in fiscal year 2013, we became the exclusive service provider to Setomatic Systems, a relationship that has yielded over 7,500 new connections to our service since that time; and

•	In taxi and transportation, new agreements with systems integrators in this market have extended the reach of our sales and marketing efforts. For example, within just a few months of introducing ePort GO™ for taxi and transportation businesses, our work with the Verizon Wireless’ business to business team has already resulted in an encouraging number of new customers and connections to our service. We are pleased to report that, during the current fiscal year, our direct sales efforts and that of partners like Verizon have yielded over 12,000 achieved or contracted connections in this important new market.

Our innovation on behalf of our customers continues to earn recognition for USA Technologies.  Recently, USA Technologies was honored with the Frost & Sullivan 2014 North American Customer Value Leadership Award in Financial Services and Retail M2M Communications, an award presented to a company that has demonstrated excellence in implementing strategies that proactively create value for its customers. We also earned the top award for the vending category at the 2013 Connected World Value Chain Awards, featuring our value chain partners, Verizon Wireless and Telit Wireless Solutions.

In closing, strong connections, a solid pipeline and a growing list of partners and customers leave us very encouraged about the business.  Consumer preferences continue to shift toward cashless and mobile payment trends are already providing added stimulus.  As a leader in the cashless movement, we believe that USA Technologies has the experience, the knowledge, the people and the vision to take advantage of these opportunities and build on our momentum.

Your board and management cordially invite you to attend our June 18 Annual Meeting of Shareholders. Whether or not you expect to attend the Annual Meeting in person, we strongly encourage you to vote your shares. If you have questions about USA Technologies’ business or the Annual Meeting, please contact investor relations at 1-800-633-0340, or send an email to shareholder@usatech.com.

I want to thank you for your support and hope you share the excitement that I feel for the future of USA Technologies.

Best wishes to you and your family,

Stephen P. Herbert
Chairman and Chief Executive Officer

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements, other than statements of historical fact included in this letter, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USA Technologies or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USA Technologies’ management, as well as assumptions made by and information currently available to USA Technologies’ management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions; the incurrence by us of any unanticipated or unusual non-operating expenses which would require us to divert our cash resources from achieving our business plan; the ability of USA Technologies to predict or estimate its future quarterly or annual revenues and expenses given the developing and unpredictable market for its products; the ability of USA Technologies to retain key customers from whom a significant portion of its revenues are derived; the ability of a key customer to reduce or delay purchasing products from USA Technologies; whether our suppliers would increase their prices, reduce their output or change their terms of sale; whether, and the promptness with which, customers install new connections; whether, and the extent to which, new connections will generate new revenues for USA Technologies in future quarters; the ability of USA Technologies to accurately predict the level of cashless usage on connections that have not yet commenced revenue generation; whether USA Technologies’ customers continue to utilize USA Technologies’ transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days' notice; the ability of USA Technologies to accurately predict future market conditions and customer behavior; and whether customers will increase their purchases of USA Technologies’ products and services in the future. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this letter speaks only as of the date of this letter. Unless required by law, USA Technologies does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Discussion of Non-GAAP Financial Measures

This letter includes the following measure which is defined as a non-GAAP financial measure by the Securities and Exchange Commission: non-GAAP net income (loss). The presentation of this additional financial measure is not intended to be considered in isolation from, or superior to, or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of USA Technologies.

Management believes that non-GAAP net income (loss) is an important measure of USA Technologies’ business. Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that this non-GAAP financial measure serve as a useful metric for our management and investors because it enables a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors’ overall understanding of our current and future financial performance.

Non-GAAP Reconciliation
Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss)

	3Q FY14 3/31/2014	2Q FY14 12/31/2013	1Q FY14 9/30/2013	4Q FY13 6/30/2013	3Q FY13 3/31/2013	2Q FY13 12/31/2012
Net income (loss)	$26,866,526	$409,191	$293,654	$1,677,168	$(1,015,943)	$153,758
Non-GAAP adjustments:
Fair value of warrant adjustment	168,897	37,896	(219,097)	(1,517,384)	1,308,954	403,635
Benefit from reduction of valuation allowances	(26,713,897)
Non-GAAP net income (loss)	$321,526	$447,087	$74,557	$159,784	$293,011	$557,393

	1Q FY12 9/30/2011
Net income (loss)	$(78,954)
Non-GAAP adjustments:
Fair value of warrant adjustment	(1,736,609)
Non-GAAP net income (loss)	$(1,815,563)